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                         STOCK TRANSFER TERMS AND CONDITIONS

    1. Initial Transfer: SVR will grant "X" shares of SVR common stock to Mentor, rounded to the nearest share, (the "Initial Shares") where "X" equals $800,000 dollars divided by the average of SVR's Nasdaq closing price per share on the five (5) trading days before the Effective Date (the "Initial Share Price"). Thus, if the average Nasdaq closing price for the five (5) days before the Effective Date is $2 per share, SVR will grant Mentor 400,000 shares of common stock. SVR will deliver the stock certificates for the Initial Shares within ten (10) days of the Effective Date.

    2. Registration of Initial Shares: Within thirty (30) days of the Effective Date, SVR shall, at its expense, file a registration statement with the Securities and Exchange Commission (the "SEC"), under the Securities Act of 1933, to register the Initial Shares for resale by Mentor. SVR shall use its best efforts to cause the Registration Statement to be declared effective as soon as possible thereafter, and SVR shall provide Mentor with a copy of that registration statement within ten (10) days of it being declared effective. SVR will maintain an effective registration statement permitting the sale of the Initial Shares for one year following the Effective Date. The date the registration statement for the Initial Shares is declared effective by the SEC is referred to in this Schedule A as the "Effective Registration Date."

    3. Price Protection: For purposes of this provision, the "Floor Price" shall equal 85% of the Initial Share Price.

         (a) If, on the Effective Registration Date, the average Nasdaq closing price of SVR's common stock for the five (5) previous trading days is below the Floor Price, SVR shall grant Mentor Additional Shares of common stock such that the market value of the shares held by Mentor after such grant shall equal the market value of the Initial Shares still held by Mentor on that date multiplied by the Initial Share Price. Thus, if Mentor initially receives 400,000 shares at a price of $2 per share (determined by the average Nasdaq closing price the five (5) trading days before the Effective Date) and the average Nasdaq closing price of SVR's common stock for the five (5) trading days prior to the Effective Registration Date is $1.60 per share and SVR still holds all 400,000 shares as of the Effective Registration Date, SVR will grant Mentor an additional 100,000 shares of common stock leaving Mentor with 500,000 shares of SVR stock at a market value of $800,000. SVR will deliver the stock certificates for any Additional Shares of stock granted to Mentor under this Paragraph, within ten (10) days of the grant of the shares.

         (b) If, at the end of 90 days following the Effective Registration Date, the average Nasdaq closing price of SVR's common stock on the preceding five (5) trading days is lower than the Floor Price, SVR shall immediately grant Mentor Additional Shares of common stock such that the market value of the shares held by Mentor after such grant shall equal the market value of the Initial Shares and any Additional Shares held by Mentor on that date multiplied by the Initial Share Price minus the difference between the total sale price of any Initial Shares or Additional Shares sold or otherwise conveyed by Mentor and the value of such Initial Shares or Additional Shares at the Initial Share Price, if such difference is greater than zero. SVR


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will deliver the stock certificates for any Additional Shares of stock granted to Mentor under this Paragraph, within ten (10) days of the grant of the shares.

         (c) Notwithstanding anything in this paragraph 3 to the contrary, the number of Additional Shares shall not be more than two times (2x) the number of shares originally granted as Initial Shares.

    4. Registration of Additional Shares: Within ten (10) days of the Effective Registration Date or the 90 day period following the Effective Registration Date, SVR shall, upon request by Mentor, file a post-effective amendment to the Registration Statement for any Additional Shares. If on the Effective Registration Date or the end of the 90 day period following the Effective Registration Date Mentor has not sold or otherwise conveyed all Initial Shares or Additional Shares previously granted to it, SVR shall, upon request by Mentor, file a registration statement with the Securities and Exchange Commission (the "SEC"), under the Securities Act of 1933, to register any remaining Additional Shares for resale by Mentor. SVR shall use its best efforts to cause the Registration Statement to be declared effective as soon as possible thereafter, and SVR shall provide Mentor with a copy of that registration statement within ten (10) days of it being declared effective. SVR will maintain an effective registration statement permitting the sale of the Additional Shares for one year following the Effective Date.

    5. REGISTRATION PROCEDURES. In connection with the filing of a registration statement under Section 2 or 4 relating to Initial Shares or Additional Shares (together, the "Registrable Securities"), SVR will:

         (a) prepare and file with the SEC such amendments and post-effective amendments to any registration statement, and such supplements to the prospectus included in the registration statement (the "Prospectus"), as may be necessary to keep such registration statement continuously effective until all Registrable Securities included in the registration statement shall have been sold or until one year after the Effective Date, whichever is sooner;

         (b)  promptly notify Mentor in writing;

              (i) when the registration statement or any post-effective amendment thereto has become effective,

              (ii) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose, and,

              (iii) of the existence of any fact which results in the Prospectus or any document incorporated therein by reference containing an untrue statement of a material fact or omitting to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (c) if any fact contemplated by Section 5(b)(iii) above shall exist, prepare a supplement or post-effective amendment to the registration statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as


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thereafter delivered to the purchasers of the Registrable Securities, the
Prospectus will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

         (d) deliver to Mentor, without charge, as many copies of the Prospectus and any amendment or supplement thereto as Mentor may reasonably request; and

         (e) use its best efforts to cause all Registrable Securities covered by the registration statement to be listed on each securities exchange on which similar securities issued by SVR are then listed.

         (f) Notwithstanding the foregoing, SVR shall not be obligated to take any action pursuant to Sections 2, 4 or this section 5 of Schedule A:

              (1) in any particular jurisdiction in which SVR would be required to execute a general consent to service of process in affecting such registration, qualification or compliance, unless SVR is already subject to service in such jurisdiction and except as may be required by the Securities Act; or

              (2) if, at such time, the Initial Shares or Additional Shares held by Mentor are freely tradable without regard to any volume restrictions under Rule 144 promulgated under the Securities Act of 1933.

         (g) All expenses incurred in connection with registrations pursuant to this Appendix A incurred prior to the Effective Registration Date or within the first ninety days following the Effective Registration Date, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel and independent accountants for SVR, blue sky fees and the expense of any special audits incident to or required by any such registration shall be borne by SVR. All expenses incurred in connection with registrations of Initial Shares or Additional Shares pursuant to this Appendix A (or the percentage of such expenses that the number of Initial Shares and Additional Shares bears to the total number of shares being registered) incurred after the first ninety days following the Effective Registration Date, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel and independent accountants for SVR, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration shall be borne by Mentor. All selling commissions and stock transfer taxes applicable to the Initial Shares or Additional Shares being registered by Mentor shall be borne by Mentor.

         (h) The obligations of SVR to register the Initial Shares or Additional Shares shall not be transferable by Mentor.

    6. INFORMATION BY MENTOR. Upon written request by SVR, Mentor shall furnish to SVR such information regarding Mentor and the distribution proposed by Mentor that is required in connection with SVR's registration of shares granted to Mentor. Such information shall be furnished to SVR by an instrument duly executed by Mentor and shall be used solely for use in


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SVR's registration.  Within two (2) business days of the Effective Registration
Date and again ninety (90) calendar days after the Effective Registration Date, Mentor shall advise SVR of the number of Initial Shares or Additional Shares it has sold or otherwise conveyed and the price at which such Initial Shares or Additional Shares were sold or otherwise conveyed.

    7.   INDEMNIFICATION.

         (a) SVR will indemnify Mentor, and each of its officers and directors, and each person who controls Mentor within the meaning of the Securities Act of 1933, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document prepared by SVR incident to any registration of Registrable Securities, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Mentor, and each of its officers, directors and control persons, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, except to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to SVR by an instrument duly executed by Mentor and stated to be specifically for use in the registration statement.

         (b) Mentor will indemnify SVR and each of its directors and officers, and each person who controls SVR within the meaning of the Securities Act of 1933, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document incident to any registration of Registrable Securities, based on any untrue statement (or alleged untrue statement) by SVR subsequently corrected by SVR by delivery of an amended prospectus by SVR to Mentor if Mentor fails to deliver the corrected prospectus, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse SVR, and each of its directors, officers, and control persons for any legal and any other expenses reasonably incurred in connection with investigating, preparing, or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to SVR by an instrument duly executed by Mentor and stated to be specifically for use therein.

         (c) Each party entitled to indemnification under this Section 7 ("Indemnified Party") shall give notice to the party required to provide indemnification ("Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the


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Indemnified Party (whose approval shall not unreasonably be withheld).  The
Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall bear the expenses of such defense of the Indemnified Party (including the fees and disbursements of one additional counsel to all Indemnified Parties which shall be selected by the Indemnified Parties) if representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest. The omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7 except to the extent the omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged solely as a result of the failure to give notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.



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